EXHIBIT 23.1

                           Chang G. Park, CPA, Ph. D.
            6474 UNIVERSITY AVENUE * SAN DIEGO, CALIFORNIA 92115-5807
         TEL (619) 286-9610 * DIRECT (619) 286-9610 * FAX (619) 286-6874
                         E-Mail changgpark@dmhdcpa.com


To Whom It May Concern:

     The firm of Chang G. Park , Certified Public Accountants, consents to the inclusion of our report of July 26,2006 , on the audited financial statements of Rings to Dine For, Inc. (A Development Stage Company) as of June 30, 2006 and 2005 and for the period from August 11, 1998 ( inception) to June 30, 2006 , in Form 10-SB filings that is necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Chang G. Park
----------------------------
Chang G. Park, CPA, Ph. D.
San Diego, CA
July 26, 2006


        Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board